Exhibit 107

Calculation of Filing Fee Tables

Form S-4

(Form Type)

Peoples Financial Services Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Debt	7.75% Fixed-to-Floating Rate Subordinated Notes due 2035	Rule 457(f)	$85,000,000.00	100%	$85,000,000.00	0.00015310	$13,013.50
Fees Previously Paid	—	—	—	—	—	—		—
Carry Forward Securities	—	—	—	—		—
	Total Offering Amounts					$85,000,000.00(2)		$13,013.50
	Total Fees Previously Paid							$0
	Total Fee Offsets							$0
	Net Fee Due							$13,013.50

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f) under the Securities Act of 1933, as amended. Represents the maximum aggregate offering price of all notes to be offered in the exchange offer to which the registration statement relates.

(2) Represents the maximum aggregate offering price of all notes to be offered in the exchange offer to which the registration statement relates.